Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the prospectus constituting a part of this Registration Statement on Form S-1, of our report dated April 8, 2009, relating to the consolidated financial statements of MedaSorb Technologies Corporation (a development stage company) as of December 31, 2008 and 2007 and the consolidated related statements of operations, stockholders' equity (deficiency) and cash flows for the years then ended and the cumulative period from January 1, 2001 to December 31, 2008, which are contained in that prospectus. We also hereby consent to the reference to us under the heading "Experts" in such Registration Statement.

Our report contains an explanatory paragraph regarding MedaSorb Technologies Corporation's ability to continue as a going concern.

WithumSmith+Brown, PC

WithumSmith+Brown, PC
New Brunswick, New Jersey
June 19, 2009